EXHIBIT 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
FIRST QUARTER 2011 FINANCIAL RESULTS

Completes $200 Million Oaktree Investment and Syndication of $550 Million Revolving Credit Facility
Completes $50 million Equity Offering
Takes Delivery of Final Metrostar Vessel
Completes Sale of Four Vessels

New York, New York, May 10, 2011 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months ended March 31, 2011.

Financial Review:  2011 First Quarter

Excluding the $3.3 million non-cash loss relating to the disposal of vessels and vessel equipment as well as the $1.8 million impairment of goodwill and $0.1 million other income, the Company recorded a net loss of $26.5 million or $0.31 basic and $0.31 diluted loss per share for the three months ended March 31, 2011, compared to net loss of $9.3 million or $0.17 basic and $0.17 diluted loss per share for the three months ended March 31, 2010, excluding $0.2 million in other income and gain in disposal of vessel or vessel equipment from that period.  This increased loss was primarily due to a decrease in our net voyage revenue compared to the prior year period, as well as increased direct vessel operating expenses and net interest expense relating to the addition of the seven vessels acquired from Metrostar vessels.

Net loss for the three months ending March 31, 2011 was $31.5 million or $0.36 basic and diluted loss per share compared to a net loss of $9.1 million or $0.16 basic and diluted loss per share from the prior year period.

John P. Tavlarios, President of General Maritime Corporation, commented, “During the first quarter and year-to-date, we took important steps to bolster the Company’s future prospects.  First, we completed the previously announced refinancing initiatives, strengthening our balance sheet and capital structure.  Second, we continued to successfully implement our flexible fleet deployment strategy, positioning the Company to both achieve a level of stability in its results and capitalize on future rate increases.  Finally, we completed the seven-vessel Metrostar acquisition enabling the company to expand both the size of our fleet and future earnings potential, while broadening and diversifying our service offerings to customers.  In addition, the completion of the acquisition combined with our fleet modernization efforts, enabled General Maritime to reduce the weighted average age of its fleet by approximately two years, while growing overall tonnage capacity by 37 percent.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased by $6.9 million or 10% to $59.0 million for the three months ended March 31, 2011 compared to $65.9 million for the three months ended March 31, 2010. This was primarily due to an increase in voyage expenses from $31.7 million for the three months ending March 31, 2010, to $44.0 million for the three months ending March 31, 2011.  This increase in voyage expenses was primarily due to higher bunker costs as well as an increase in percentage of spot market operating days for the first quarter 2011, compared to the prior year period.  Excluding the non-cash items mentioned above as well as restricted stock compensation (a non-cash portion of general and administrative expense), EBITDA for the three months ended March 31, 2011 was $20.8 million compared to $34.1 million for the three months ended March 31, 2010. Please see below for a reconciliation of EBITDA to net loss. Net cash provided by operating activities was $24.5 million for the three months ended March 31, 2011 compared to $20.0 million for the prior year period. As of March 31, 2011, the Company’s net debt (calculated as total long term debt, including current portion, less cash) was $1,254.5 million.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased by 18% to $19,833 per day for the three months ended March 31, 2011 compared to $24,321 for the prior year period. The Company’s average daily rates for vessels on spot charters decreased by 24% to $19,673 for the three months ended March 31, 2011 compared to $25,911 for the prior year period.

Daily direct vessel operating expenses increased 6% to $9,244 for the quarter ended March 31, 2011 compared to $8,696 for the prior year period. This increase was primarily due to the growth of the fleet from the prior year period consisting of 5 VLCC and 2 Suezmax vessels which have higher per day costs than the prior fleet average.

General and administrative costs decreased by 10% to $8.8 million for the quarter ended March 31, 2011 compared to $9.7 million for the prior year period. This decrease is primarily due to a reduction in personnel costs which were slightly offset by an increase in professional fees that were incurred during the quarter associated with the sale and sale-leaseback transactions involving seven vessels.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three months ended March 31, 2011 and 2010 as well as selected consolidated balance sheet data as of March 31, 2011 and December 31, 2010.  Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three months ended March 31, 2011 and 2010.

	Three months ended
	March-11	March-10
	(Unaudited)
INCOME STATEMENT DATA
(Dollars in thousands, except share data)
Voyage revenues	$102,933	$97,556
Voyage expenses	(43,951)	(31,670)
Net voyage revenues	$58,982	$65,886
Direct vessel expenses	29,840	24,261
Bareboat lease expense	1,584	-
General and administrative expenses	8,787	9,727
Depreciation and amortization	22,434	22,307
Goodwill impairment	1,818	-
Loss (gain) on disposal of vessels and equipment	3,285	(13)
Operating income	$(8,766)	$9,604
Net interest expense	22,858	18,855
Other (Income)/Expense	(84)	(172)
Net (Loss)/Income	$(31,540)	$(9,079)
Basic (Loss)/Earnings per share	$(0.36)	$(0.16)
Diluted (Loss)/Earnings per share	$(0.36)	$(0.16)
Weighted average shares outstanding, thousands	86,623	55,661
Diluted average shares outstanding, thousands	86,623	55,661

	March-11	December-10
BALANCE SHEET DATA, at end of period	(Unaudited)	(Audited)
(Dollars in thousands)
Cash	$62,765	$16,858
Current assets, including cash	137,913	168,538
Total assets	1,721,824	1,781,785
Current liabilities	228,033	1,442,593
Total long-term debt, including current portion	1,317,270	1,353,243
Shareholders' equity	304,255	332,046
	Three months ended
	March-11	March-10
OTHER FINANCIAL DATA	(Unaudited)
(dollars in thousands)
Net cash provided by operating activities	$24,499	$19,971
Net cash provided (used) by investing activities	82,563	1,514
Net cash provided (used) by financing activities	(61,065)	(7,409)
Capital expenditures
Drydocking or capitalized survey or improvement costs	(4,402)	(1,203)
Weighted average long-term debt	1,343,286	1,018,659

FLEET DATA
Total number of vessels at end of period	34	31
Average number of vessels (1)	35.9	31.0
Total voyage days for fleet (2)	2,974	2,709
Total time charter days for fleet	1,445	1,614
Total spot market days for fleet	1,529	1,095
Total calendar days for fleet (3)	3,228	2,790
Fleet utilization (4)	92.1%	97.1%

AVERAGE DAILY RESULTS
Time Charter equivalent (5)	$19,833	$24,321
Direct vessel operating expenses per vessel (6)	9,244	8,696

(1)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(2)	Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(3)	Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4)	Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.

(5)
Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis.  Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(6)
Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

General Maritime Corporation’s Fleet

As of March 31, 2011, General Maritime Corporation’s fleet was comprised of 31 wholly-owned tankers, consisting of 7 VLCC, 11 Suezmax, 10 Aframax, 2 Panamax and 1 Products tankers, with a total carrying capacity of approximately 5.1 million deadweight tons, or dwt. The average age of the Company’s fleet as of March 31, 2011, weighted by dwt was 8.2 years compared to 9.9 years as of March 31, 2010. Additionally, General Maritime has chartered-in 3 products tankers with purchase options. As of March 31, 2011, including the chartered-in vessels, the total controlled DWT was 5.2 million.

Subsequently to the end of the first quarter, the Company sold 1 Aframax vessel and took delivery of the final Metrostar Suezmax vessel.  The total controlled DWT of General Maritime is currently 5.3 million.

The table below outlines the employment of the Company’s fleet with respect to vessels employed under time charter contracts having terms of more than six months.

Time Charter Profile

Vessel	Vessel Type	Expiration Date		Daily Rate (1)

Genmar Alexandra	Aframax	June 22, 2012		$13,750
Genmar Argus	Suezmax	October 24, 2011	(2)	$27,500	(3)
Genmar Companion	Panamax	February 10, 2013		$13,500	(4)
Genmar Compatriot	Panamax	February 23, 2013		$13,500	(4)
Genmar Concept	Handymax	July 4, 2011		$15,000	(5)
Genmar Concord	Handymax	March 30, 2013		$10,000	(6)
Genmar Consul	Handymax	February 7, 2013		$10,000	(6)
Genmar Contest	Handymax	July 4, 2011		$15,000	(5)
Genmar Daphne	Aframax	November 1, 2011	(2)	$18,750	(7)
Genmar Defiance	Aframax	October 30, 2011	(2)	$18,750	(7)
Genmar Elektra	Aframax	August 14, 2011		$18,500
Genmar Hercules	VLCC	October 29, 2011	(2)	$35,500	(8)
Genmar Spyridon	Suezmax	October 16, 2011	(2)	$27,500	(3)
Genmar Strength	Aframax	August 31, 2012		$18,500
Genmar Victory	VLCC	February 11, 2012	(2)	$40,500	(9)

(1)	Before brokers' commissions.
(2)	Charter end date excludes periods that are at the option of the charterer.
(3)	Optional 12 month period begins in October 2011 at $29,000 per day
(4)	Beginning in September, charter adjusts to $16,500 per day for 6 months, then to $15,000 per day for 12 months with 50/50 profit sharing
(5)	Optional 12 month period begins July 2011 at $14,000 per day
(6)	After 6 months, charter adjusts to $12,000 per day for 6 months, then to $14,000 per day for 6 months, then to $16,000 per day for 6 months
(7)	Optional 12 month period begins in October/November 2011 at $20,500 per day
(8)	Optional 12 month period begins in October 2011 at $40,000
(9)	Optional 12 month period begins January 2012 at $40,000 per day with 50/50 profit sharing
Note: As of May 10, 2011

Bank Financing and Oaktree Investment

On May 9, 2011, General Maritime announced that it had successfully completed its previously announced refinancing plan. Specifically, General Maritime completed the syndication of an amendment of its 2005 revolving credit facility of $550 million and a $200 million payment-in-kind toggle floating rate secured loan with an affiliate of Oaktree Capital Management L.P. (“Oaktree”). Together, the Oaktree credit facility and the amended revolving credit facility are expected to enable the Company to improve its liquidity and operational flexibility, while reducing its near-term cash requirements. The Oaktree agreement was reached after an extensive process, overseen by an independent committee of the Board and its financial and legal advisors, designed to generate options that would allow the Company to significantly improve its financial flexibility while preserving shareholder equity.

Consistent with our previous announcement, the amended facility provides for an extended maturity as well as changes to certain provisions including financial covenants and amortization schedule.  Nordea Bank Finland plc, DnB NOR and HSH Nordbank AG acted as the lead arrangers of the facility.

The amended facility has a cash flow sweep of amounts in excess of $100 million (taking into account outstanding borrowing capacity) for the first two years and quarterly fixed amortization for years three through five. The facility matures in 2016 and pays an interest rate of LIBOR +400 or +375 based on its leverage ratio.  The facility’s covenants include a minimum cash balance, a maximum leverage ratio, a minimum interest coverage ratio (beginning in 2013), a collateral maintenance covenant, a restriction on voluntary prepayment of the Oaktree credit facility, a requirement that interest under the Oaktree credit facility be paid-in-kind and other customary covenants.

The Company used $115.8 million of the $200 million proceeds from the Oaktree credit facility to repay debt on the 2005 credit facility, used $25 million to repay debt on the 2010 credit facility and will use a portion of the proceeds for working capital purposes. The Oaktree credit facility matures in 2018, outside the Company’s other scheduled debt maturities.  Interest on the Oaktree credit facility will pay-in-kind or in cash at the Company’s option.  There is no amortization on the Oaktree credit facility.

As part of the investment by Oaktree’s affiliate, the Company issued Warrants to purchase up to 19.9% of our outstanding common stock (measured immediately prior to closing), at an initial exercise price of $0.01 per share.

The Company also amended its 2010 Credit Facility to conform to the aforementioned covenants, security and guaranty arrangements set forth under the newly amended and restated $550 million revolving credit facility.

The Oaktree credit facility and the bank refinancing are designed to increase the Company’s liquidity and operational flexibility while lowering its near-term debt commitments and allow it to reduce near-term pressures from a challenging tanker market.  The excess cash flow sweep is designed to eliminate the semi-annual step-downs that existed in the 2005 revolving credit facility and the Oaktree credit facility provides the Company with capital which has no amortization or mandatory cash interest requirements until its maturity in 2018.

Jeffrey D. Pribor, Chief Financial Officer, commented, “We are pleased to have completed the $200 million Oaktree investment and the amendment and extension of our $550 million 2005 credit facility. Together, these important transactions are expected to enable the Company to improve its liquidity and operational flexibility, while reducing its near-term cash requirements. Specifically, we refinanced our existing 2005 credit facility under favorable terms and ahead of the $600 million balloon maturity in October 2012. In addition, the Oaktree investment provides capital with no amortization or mandatory cash interest requirements until its maturity in 2018. We appreciate the strong support we continue to receive from both the capital markets and our banking syndicate, underscoring our industry leadership and strong future prospects.”

Equity Offering

On March 31, 2011, General Maritime announced it had successfully priced a registered follow-on offering of 23 million shares of common stock at a price of $2.00 per share. The net proceeds to the Company after the initial offering were $43.5 million. Subsequently, the Company announced that the underwriters had fully exercised their over-allotment option to purchase an additional 3.5 million shares. The total net proceeds including the over-allotment were $50 million. The offering, including the over-allotment, closed on April 8, 2011.

Vessel Sales and Bridge Loan Repayment

On January 18, 2011, the Company announced that it had agreed to sell and lease-back the Genmar Concord, Stena Concept and Stena Contest for total net proceeds of $61.7 million.  Under the agreement, the vessels will be chartered back to the Company for $6,500 per day for the first 2 years and $10,000 for the next 5 years.

The Company has options to repurchase the vessels for $24 million per vessel at the end of year two of the charter period, $21 million per vessel at the end of year three of the charter period, $19.5 million per vessel at the end of year four of the charter period, $18 million per vessel at the end of year five of the charter period, $16.5 million per vessel at the end of year six of the charter period, and $15 million per vessel at the end of year seven of the charter period.

The transaction was completed by February 10, 2011.  Upon the completion of the final sale, the Company repaid the $22.8 million Bridge Loan.

Pursuant to its plan to monetize older assets, the Company has sold the Genmar Princess (’91 Aframax), the Genmar Gulf (’91 Suezmax), the Genmar Constantine (’92 Aframax) and the Genmar Progress (’91 Aframax).  Total net proceeds from these sales are approximately $33.6 million, all of which has gone to repay debt under the 2005 revolving credit facility.  Taking into account these sales on a pro forma basis, the average age of the fleet as of December 31, 2010 decreased from 8.6 to 7.7 years old.

Additionally, the Company successfully took delivery of the Genmar Spartiate, a Suezmax newbuild, on April 12, 2011.  The Company funded the remaining purchase price (after having paid a 10% deposit in June 2010), with $22.8 million from the proceeds from the equity offering mentioned above and $45.6 million from borrowing under its 2010 Credit Facility.

About General Maritime Corporation

General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers - seven VLCC, nine Aframax, twelve Suezmax tankers, two Panamax and one product tanker - with a total carrying capacity of approximately 5.2 million dwt. The Company also has three Product tankers that are chartered-in with options to purchase the vessels. The Company controls tonnage totaling 5.3 million dwt, including the owned fleet and the chartered-in fleet.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Wednesday May 11, 2011 at 8:30 a.m. Eastern Daylight Savings Time to discuss its 2011 first quarter financial results. To access the conference call, dial (913) 312-1398 and enter the passcode 9206809. A replay of the conference call can also be accessed until May 25, 2011 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 9206809. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; adverse changes in foreign currency exchange rates affecting the Company’s expenses; financial market conditions; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2010 and its subsequent reports on Form 10-Q and Form 8-K.

	THREE MONTHS ENDED
	VLCC Fleet			Suezmax Fleet			Aframax Fleet
		March-11	March-10		March-11	March-10		March-11	March-10
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period

Net Voyage Revenues	155.7%	16,058	6,280	-27.2%	24,477	33,607	-36.6%	11,574	18,249
$ 1,000's		27%	10%		41%	51%		20%	28%

Average Daily TCE	-23.6%	26,943	35,284	-31.7%	24,502	35,867	-20.5%	13,665	17,184

Net Time Charter Revenues	257.7%	7,443	2,081	-54.0%	7,709	16,758	-28.1%	7,699	10,701
$ 1,000's		26%	6%		27%	45%		27%	29%

Net Spot Charter Revenues	105.2%	8,615	4,199	-0.5%	16,768	16,849	-48.7%	3,875	7,548
$ 1,000's		29%	15%		56%	59%		13%	27%

Calendar Days	250.0%	630	180	5.5%	1,044	990	-6.1%	1,014	1,080
		20%	6%		32%	35%		31%	39%

Vessel Operating Days	234.8%	596	178	6.6%	999	937	-20.2%	847	1,062
		20%	7%		34%	35%		28%	39%

Capacity Utilization	-4.3%	94.6%	98.9%	1.1%	95.7%	94.6%	-15.1%	83.5%	98.3%

# Days Vessels on Time Charter	300.0%	236	59	-37.1%	282	448	-21.6%	460	587
		16%	4%		20%	28%		32%	36%

# Days Vessels on Spot Charter	202.5%	360	119	46.6%	717	489	-18.5%	387	475
		24%	11%		47%	45%		25%	43%

Average Daily Time Charter Rate	-10.6%	31,537	35,269	-26.9%	27,338	37,406	-8.2%	16,738	18,230

Average Daily Spot Charter Rate	-32.2%	23,931	35,283	-32.1%	23,386	34,456	-37.0%	10,013	15,892

Daily Direct Vessel Expenses	25.7%	11,465	9,122	0.7%	8,463	8,406	-3.4%	9,207	9,531
(per Vessel)

Average Age of Fleet at End of Period	-27.3%	6.4	8.8	-8.4%	7.6	8.3	-0.7%	13.4	13.5
(Years)

# Vessels at End of Period	250.0%	7.0	2.0	0.0%	11.0	11.0	-16.7%	10.0	12.0
		21%	6%		32%	35%		29%	39%

Average Number of Vessels	250.0%	7.0	2.0	5.5%	11.6	11.0	-5.8%	11.3	12.0
		19%	6%		32%	35%		33%	39%

DWT at End of Period	247.6%	2,183	628	0.9%	1,707	1,691	-16.5%	1,009	1,208
1,000's		42%	16%		33%	44%		19%	31%

	THREE MONTHS ENDED
	Panamax Fleet			Product Carriers			Total Fleet
		March-11	March-10		March-11	March-10		March-11	March-10
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-15.8%	2,287	2,717	-8.9%	4,586	5,033	-10.5%	58,982	65,886
$ 1,000's		4%	4%		8%	8%

Average Daily TCE	-16.3%	12,775	15,264	-8.6%	12,992	14,218	-18.5%	19,833	24,321

Net Time Charter Revenues	-38.8%	1,799	2,940	-15.5%	4,252	5,033	-23.0%	28,902	37,513
$ 1,000's		6%	8%		15%	13%

Net Spot Charter Revenues	-318.8%	488	(223)		334	-	6.0%	30,080	28,373
$ 1,000's		2%	-1%		1%	0%

Calendar Days	0.0%	180	180	0.0%	360	360	15.7%	3,228	2,790
		6%	6%		11%	13%

Vessel Operating Days	0.6%	179	178	-0.3%	353	354	9.8%	2,974	2,709
		6%	7%		12%	13%

Capacity Utilization	0.6%	99.4%	98.9%	-0.3%	98.1%	98.3%	-5.1%	92.1%	97.1%

# Days Vessels on Time Charter	-15.1%	141	166	-7.9%	326	354	-10.5%	1,445	1,614
		10%	10%		23%	22%

# Days Vessels on Spot Charter	216.7%	38	12		27	-	39.6%	1,529	1,095
		2%	1%		2%	0%

Average Daily Time Charter Rate	-28.0%	12,759	$17,710	-8.3%	13,043	14,218	-13.9%	20,002	23,242

Average Daily Spot Charter Rate	-169.1%	12,835	$-18,579		12,369	-	-24.1%	19,673	25,911

Daily Direct Vessel Expenses	14.3%	9,040	7,906	9.2%	7,831	7,170	6.3%	9,244	8,696
(per Vessel)

Average Age of Fleet at End of Period	16.4%	7.1	6.1	18.2%	6.5	5.5	-17.2%	8.2	9.9
(Years)

# Vessels at End of Period	0.0%	2.0	2.0	0.0%	4.0	4.0	9.7%	34	31
		6%	6%		12%	13%

Average Number of Vessels	0.0%	2.0	2.0	0.0%	4.0	4.0	15.8%	35.9	31.0
		6%	6%		11%	13%

DWT at End of Period	0.0%	145	145	0.0%	190	190	35.5%	5,234	3,862
1,000's		3%	4%		4%	5%

Please see below for a reconciliation of the following adjusted amounts to Net Income

	Three Months Ended
	Mar-11	Mar-10

Net (loss) Income	$(31,540)	$(9,079)
+ Other Non-cash (income) / expense	84	172
+ Goodwill impairment	1,818	-
+ Loss (gain) on disposal of vessels or vessel equipment	3,285	(13)
Adjusted Net (loss) Income	$(26,521)	$(9,264)

Weighted average shares outstanding, thousands	86,623	55,661
Diluted average shares outstanding, thousands	86,623	55,661

Basic (loss) earnings per share	$(0.31)	$(0.17)
Diluted (loss) earnings per share	$(0.31)	$(0.17)

Please see below for a reconciliation of the following adjusted amounts to EBITDA

	Three Months Ended
	Mar-11	Mar-10

Net (loss) Income	$(31,540)	$(9,079)
+ Net Interest (income) expense	22,858	18,855
+ Depreciation and amortization	22,434	22,307
EBITDA	$13,752	$32,083
+ Other Non-cash (income) / expense	84	172
+ Goodwill impairment	1,818	-
+ Loss (gain) on disposal of vessels or vessel equipment	3,285	(13)
+ Restricted stock compensation expense	2,013	2,182
Adjusted EBITDA	$20,784	$34,080

EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance.  EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing.  EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

Management believes that these measures enhance the understanding of the effect of net loss and EBITDA on the Company’s liquidity.